Exhibit 99.1

news release

NYSE: TC
TSX: TCM
August 7, 2013

THOMPSON CREEK METALS COMPANY PROVIDES MT. MILLIGAN UPDATE AND REPORTS SOLID SECOND QUARTER 2013 FINANCIAL RESULTS

Denver, CO – Thompson Creek Metals Company Inc. (the “Company” or “Thompson Creek”), a growing, diversified North American mining company, today provided a commissioning update for its Mt. Milligan project and announced financial results for the three and six months ended June 30, 2013, prepared in accordance with United States generally accepted accounting principles (“US GAAP”). All dollar amounts are in United States (“US”) dollars unless otherwise indicated. References to C$ refer to Canadian dollars.

Mt. Milligan

Commissioning of all major equipment in the mill is underway and progressing on schedule. The primary crusher and conveyor have been commissioned, the coarse ore stockpile has been bedded, and the mine is positioned to deliver ore to the crusher. A phased start-up of the concentrator is expected to commence early this month, with the first ore feed expected to occur by mid-August and concentrate production expected to commence shortly thereafter. All of the concentrator grinding and flotation circuits are expected to be operational in September.

Kevin Loughrey, the Company's Chairman and Chief Executive Officer, said, "We are extremely pleased to report that the commissioning of the new mill is progressing and that start-up is expected within the next several days. Our employees and contractors have been working diligently to keep the project on schedule for a start-up this month and we are only days away from achieving this major milestone. Once start-up has commenced, we expect commercial production to begin in the fourth quarter of this year, followed by a twelve-month ramp up period to full design production and recovery."

Second Quarter 2013 Highlights (compared to the same period in 2012, unless noted)

Operational:

•	Molybdenum production from the mines increased 58% to 6.5 million pounds, compared to 4.1 million pounds.

•	Average cash costs of molybdenum produced decreased 49% to $7.46 per pound, compared to $14.57 per pound.

•	Total sales of molybdenum increased 29% to 9.7 million pounds, compared to 7.5 million pounds.

Financial:

•	Operating income was $17.2 million, compared to an operating loss of $18.4 million.

•	Consolidated revenue was $117.8 million, compared to $113.5 million.

•	Cash flow from operations was $45.2 million, compared to operating cash used of $20.4 million.

•
Net loss totaled $19.2 million, or $0.11 per diluted share, compared to a net loss of $14.8 million, or $0.09 per diluted share. Net loss for the second quarter of 2013 included $34.8 million non-cash foreign exchange losses on intercompany notes and an income and mining tax expense of $2.0 million, partially offset by operating income of $17.2 million. Net loss for the second quarter of 2012 included a non-cash foreign exchange loss of $7.9 million and an operating loss of $18.4 million million, partially offset by an income and mining tax benefit of $10.8 million.

•
Non-GAAP adjusted net income was $13.8 million, or $0.08 per diluted share (excluding the non-cash impact of foreign exchange losses, net of tax benefits, primarily related to intercompany notes), compared to a non-GAAP adjusted net loss of $10.6 million, or $0.06 per diluted share (excluding the non-cash impact of foreign exchange losses, net of tax benefits, primarily related to intercompany notes).

"We are pleased to have ended the quarter with continued improvement in operational performance at both the Thompson Creek and Endako Mines, which resulted in increased production and sales, and significantly lower cash costs, compared to the second quarter of 2012," said Mr. Loughrey. "During these volatile times in the commodities markets, we continue to look for ways to reduce costs and improve efficiencies."

At the Thompson Creek Mine, molybdenum production for the second quarter of 2013 increased 74% to 4.4 million pounds at a cash cost of $5.33 per pound produced, compared to 2.5 million pounds at a cash cost of $13.46 per pound produced for the second quarter of 2012. Production for the second quarter of 2013 was favorably impacted by higher grade ore, which resulted in higher recovery and production, and cash costs for the second quarter of 2013 were favorably impacted by the absence of stripping costs related to the next phase of mining. Lower-of-cost-or-market product inventory write downs at the Thompson Creek Mine were nil and $6.6 million during the second quarter of 2013 and 2012, respectively.

At the Endako Mine, in which the Company has a 75% ownership interest, the Company's share of molybdenum production for the second quarter of 2013 increased 34% to 2.1 million pounds at a cash cost of $11.93 per pound produced, compared to 1.6 million pounds at a cash cost of $16.37 per pound produced for the second quarter of 2012. These improvements were primarily the result of the higher ore grades from the mined stockpile material and higher recoveries. Based on its 75% ownership interest, the Company recognized lower-of-cost-or-market product inventory write downs at the Endako Mine of $8.3 million and $10.0 million during the second quarter of 2013 and 2012, respectively.
During the third quarter of 2012, in an effort to reduce costs at the Endako Mine, the Company ceased mining ore from the Denak West pit and has been processing stockpiled material. Approximately one-third of the existing stockpiled material has been milled through mid-2013. The Company resumed mining ore in the Endako pit in May 2013 and in the Denak West pit in June 2013, and is now processing two-thirds of material from fresh ore and one-third from stockpiled material. In part as a result of mining fresh ore, for the month of July throughput averaged 51,000 tons per day and recoveries averaged 75%. Management expects to continue optimizing production at Endako and may undertake additional cost savings and other measures at Endako in response to molybdenum market conditions.
The Company's sales of molybdenum for the second quarter of 2013 increased 29% to 9.7 million pounds, at an average realized sales price of $11.60 per pound, compared to 7.5 million pounds, at an average realized sales price of $14.55 per pound, for the second quarter of 2012.

Selected Consolidated Financial and Operational Information
(US$ in millions except per share and per pound amounts)

(in millions, except per share amounts and statistics)	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)
Financial Information
Revenues
Molybdenum sales	$112.7	$109.6	$217.4	$219.2
Tolling, calcining and other	5.1	3.9	9.1	7.9
Total revenues	117.8	113.5	226.5	227.1
Costs and expenses
Cost of sales
Operating expenses	73.8	110.6	142.4	210.2
Depreciation, depletion and amortization	17.5	11.5	30.3	31.1
Total cost of sales	91.3	122.1	172.7	241.3
Selling and marketing	2.7	2.2	5.0	4.1
Accretion expense	0.6	0.6	1.4	1.1
General and administrative	5.5	6.4	12.6	14.1
Exploration	0.5	0.6	0.6	1.4
Total costs and expenses	100.6	131.9	192.3	262.0
Operating income (loss)	17.2	(18.4)	34.2	(34.9)
Other expense	34.4	7.2	53.7	1.7
(Loss) before income and mining taxes	(17.2)	(25.6)	(19.5)	(36.6)
Income and mining tax (benefit)	2.0	(10.8)	(1.2)	(22.9)
Net loss	$(19.2)	$(14.8)	$(18.3)	$(13.7)
Net loss per share
Basic	$(0.11)	$(0.09)	$(0.11)	$(0.08)
Diluted	$(0.11)	$(0.09)	$(0.11)	$(0.08)
Cash generated by (used in) operating activities	$45.2	$(20.4)	$60.5	$(17.3)
Adjusted Non-GAAP Measures:(1)
Adjusted net income (loss) (1)	$13.8	$(10.6)	$31.7	$(14.4)
Adjusted net income (loss) per share—basic(1)	$0.08	$(0.06)	$0.19	$(0.08)
Adjusted net income (loss) per share—diluted(1)	$0.08	$(0.06)	$0.19	$(0.08)
Operational Statistics
Molybdenum production (000's lb)(2)	6,525	4,119	14,215	8,543
Cash cost ($/lb produced)(3)	$7.46	$14.57	$6.62	$13.73
Molybdenum sold (000's lb):
TC Mine and Endako Mine product	8,259	4,506	14,833	9,377
Purchased and processed product	1,458	3,028	3,698	5,595
	9,717	7,534	18,531	14,972
Average realized sales price ($/lb)(1)	$11.60	$14.55	$11.73	$14.64

_______________________________________________________________________________

(1)	See “Non-GAAP Financial Measures” for the definition and reconciliation of these non-GAAP measures.

(2)
Production pounds reflected are molybdenum oxide and high performance molybdenum disulfide ("HPM") from the Company's share of production from the mines, but exclude molybdenum processed from purchased product.

(3)
Weighted average of Thompson Creek Mine and Endako Mines (75% share) cash costs (mining, milling, mine site administration, roasting and packaging) for molybdenum oxide and HPM produced in the period, including all stripping costs. Cash cost excludes the effect of purchase price adjustments; the effects of changes in inventory; corporate allocations; stock-based compensation; other non-cash employee benefits; depreciation, depletion, amortization and accretion; and commissioning and start-up costs for the Endako mill. The cash cost for Thompson Creek Mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Thompson Creek Mine to the Langeloth Facility. The cash cost for the Endako Mine (75% share) in 2013 includes an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Endako Mine to the Langeloth Facility. See “Non-GAAP Financial Measures” for additional information.

Mt. Milligan Copper-Gold Project

During the three and six months ended June 30, 2013, the Company made cash expenditures of approximately C$117 million and C$272 million, respectively, for the Mt. Milligan copper-gold project. Capitalized interest and debt issuance costs were C$25 million and C$51 million for the three and six months ended June 30, 2013, respectively. Capital expenditures were primarily related to the ongoing construction of the tailings storage facility, buildings, and facilities (concentrator, truck shop, administration building, and primary and pebble crushers), mine development and mining equipment. The Company has incurred approximately C$1,412 million in cash spend since the inception of the project through June 30, 2013.
The Company is currently estimating an aggregate of approximately C$1.57 billion in expenditures to construct and develop Mt. Milligan, of which approximately C$160 million remain to be spent, plus an additional C$40.0 million to C$50.0 million of aggregate capital expenditures for a permanent operations residence (of which C$5.4 million has been spent on capital expenditures and C$6.6 million has been prepaid to one vendor in the first quarter of 2013). The permanent operations residence is expected to be completed in 2014.
Guidance

Mt. Milligan average annual production is expected to be higher during the first full six years of production (approximately 89 million pounds of copper and 262,000 ounces of gold, both in concentrate), compared to annual life-of-mine production (approximately 81 million pounds of copper and 194,500 ounces of gold, both in concentrate). More detailed production and cash cost guidance for 2014 will be provided once Mt. Milligan is fully operational.

The below table presents selected actual results for the first half of 2013 and expected results for the full year 2013 and 2014. The expected results anticipate full year production at both the Thompson Creek and Endako Mines. Due to falling molybdenum prices, molybdenum sales are expected to be lower in the last half of 2013. Additionally, any initial sales of copper and gold during the fourth quarter of 2013 from Mt. Milligan are expected to be less than related operating expenses due to the ramp-up which may negatively affect operating results in the fourth quarter of 2013.

The guidance for capital spending has changed from our previous guidance, primarily due to additional capital required for the Mt. Milligan project, partially offset by lower operating capital. The additional capital for Mt. Milligan is primarily related to additional costs identified as a result of various commissioning activities and the phased start-up. Total project capital expenditures for Mt. Milligan may be affected by the period of time needed to produce saleable product beyond a de minimis amount. Operating expenses will be capitalized under applicable accounting rules.

Management and the Thompson Creek Mine staff are currently assessing the impact of a pit wall movement that occurred at the Thompson Creek Mine in mid-July to the Mine's production, cash cost and capital spending guidance. The Company does not at this time anticipate that such impact will be material in 2013.  Management is currently assessing the impact to 2014, at this time estimating that production may be adversely impacted by 1-2 million pounds.

	Six Months Ended	Years Ended December 31,
	June 30, 2013 (Actual)	2013 (Estimated, Including YTD Q2 2013)	2014 (Estimated)
Molybdenum production (000's lb):(1)
Thompson Creek Mine (2)	10,347	20,000 - 22,000	17,000 - 19,000
Endako Mine (75% share)	3,868	7,500 - 8,500	10,500 - 11,500
Total molybdenum production (000's lb)	14,215	27,500 - 30,500	27,500 - 30,500
Cash cost ($/lb produced): (3)
Thompson Creek Mine	$4.67	$ 4.75 - 5.75	$ 5.00 - 6.00
Endako Mine	11.85	10.75 - 12.25	9.00 - 10.50
Total cash cost ($/lb produced)	$6.62	$ 6.50 - 7.50	$ 6.50 - 7.75
Capital spending (in millions):
Mt. Milligan (4),(5),(6)	$267.0	$ 410 - 440	—
Mt. Milligan permanent operations residence (7)	5.3	35 - 40	$ 5 - 10
Mt. Milligan operations	—	20 - 30	20 - 30
TC and Endako Mines, Langeloth & other (4),(5)	2.3	10 - 15	30 - 40
Total capital spending	$274.6	$ 475 - 525	$ 55 - 80
_______________________________________________________________________________

(1)	Production pounds reflected are molybdenum oxide and HPM from the Company's share of production from the mines, but exclude molybdenum processed from purchased product.

(2)	See paragraph preceding table regarding potential impact to 2014 guidance due to pit wall movement that occurred in mid-July 2013.

(3)
Weighted average of the Thompson Creek and the Endako Mines (75% share) cash costs (mining, milling, mine site administration, roasting and packaging) for molybdenum oxide and HPM produced in the period, including all stripping costs. Cash cost excludes: the effect of purchase price adjustments; the effects of changes in inventory; corporate allocations; stock-based compensation; other non-cash employee benefits; depreciation, depletion, amortization and accretion; and commissioning and start-up costs for the Endako mill. The cash cost for the Thompson Creek Mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Thompson Creek Mine to the Langeloth Facility. The cash cost for the Endako Mine (75% share) in 2013 includes an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Endako Mine to the Langeloth Facility. See “Non-GAAP Financial Measures” for additional information.

(4)	Excludes capitalized interest and capitalized amortization of debt issuance costs of $49.5 million.

(5)	Canadian to US foreign exchange rate for the remainder of 2013 and the year 2014 assumed at parity (C$1.00 = US$1.00).

(6)	Includes capital expenditures anticipated to be incurred during production ramp up, including capitalized operating expenses.

(7)	Excludes $6.6 million of deposits made to one vendor during the first quarter of 2013.

Non-GAAP Financial Measures
In addition to the condensed consolidated financial statements presented in accordance with US GAAP, management uses certain non-GAAP financial measures of the Company's financial performance for the reasons described further below. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with US GAAP, and the presentation of these measures may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of operations as determined in accordance with US GAAP.
Adjusted Net Income, Adjusted Net Income Per Share—Basic and Diluted
Adjusted net income and adjusted net income per share-basic and diluted are considered key measures by management in evaluating the Company's operating performance on a quarterly and annual basis. Management uses these measures in evaluating the Company's performance as they represent profitability measures that are not impacted by items that management believes do not directly reflect core operations, such as changes in the market price of the Company's previously outstanding warrants or foreign exchange gains or losses on intercompany notes, or significant non-cash items, such as asset impairments, that are considered non-recurring in nature. These measures do not have standard meanings prescribed by US GAAP and may not be comparable to similar measures presented by other companies. Management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate the Company's performance using the same measures as those used by management, and, as a result, the investor is afforded greater transparency in assessing our financial performance. Non-GAAP financial measures should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with US GAAP.
Adjusted net income represents net income prepared in accordance with US GAAP, adjusted for significant non-cash items. For the three and six months ended June 30, 2013, the significant non-cash items were the impact of foreign exchange losses, which primarily relate to intercompany notes. For the three and six months ended June 30, 2012, the significant non-cash items were the impact of foreign exchange losses, which primarily relate to intercompany notes, and gains on the fair value adjustment related to certain warrants that were outstanding until June 30, 2012.
In connection with management's strategy to manage cash balances and fund the Company's operations, management will enter into intercompany loan arrangements. At times, the loans are denominated in currencies other than the measurement currency of one of the parties. US GAAP requires that notes that are intended to be repaid should not be considered a capital contribution, and, therefore, the foreign exchange fluctuations related to these loans impacts net income (loss) each period. At each period end, management compares the exchange rate between the Canadian and U.S. dollars to the exchange rate at the inception of the notes. The difference between those rates is recorded as an unrealized gain or loss on the Condensed Consolidated Statements of Operations and Comprehensive Loss at each quarter-end. As the loans are only between Thompson Creek and its subsidiaries, management does not consider unrealized gains or losses on these loans in its evaluation of the Company's financial performance, and believes that presentation of adjusted net income excluding these gains or losses provides useful information to investors regarding the Company's financial condition and results of operations.
In connection with the Company's acquisition of Terrane Metals Corp. in 2010, the Company agreed to pay holders of common stock purchase warrants issued by Terrane certain share and cash consideration. Per guidance issued by the Emerging Issues Task Force, common stock purchase warrants with an exercise price denominated in a currency other than the entity's reporting currency are not considered linked to equity and, therefore, are to be accounted for as derivatives. The Company thus accounted for the Terrane warrants as derivatives. The Company recorded a cumulative adjustment to retained earnings upon its acquisition of Terrane, and subsequent changes to the fair value of the Terrane warrants were recorded to the Company's Condensed Consolidated Statements of Operations and Comprehensive Loss at each quarter-end. As a cash payment was not required by the Company at settlement of the Terrane warrants, management does not consider gains or losses on these warrants in its evaluation of our financial performance and believes that presentation of the Company's adjusted net income excluding these gains or losses provides useful information to its investors regarding the Company's financial condition and results of operations.
Adjusted net income per basic and diluted share is calculated using adjusted net income, as defined above, divided by the weighted-average basic and weighted-average diluted shares outstanding during the period as determined in accordance with US GAAP.
The following table reconciles net loss presented in accordance with US GAAP to the non-GAAP financial measures of adjusted net income (loss) and adjusted net income (loss) per basic and diluted share for the three and six months ended June 30, 2013 and 2012. All figures within the tables are unaudited and are presented in US$ in millions, except shares and per share amounts.

For the Three Months Ended June 30, 2013

	Net (Loss) Income	Weighted-Average Basic Shares (000's)	$/Share	Weighted-Average Diluted Shares (000's)	$/Share
Net loss	$(19.2)	171,134	$(0.11)	171,134	$(0.11)
Add (Deduct):
Loss on foreign exchange	34.8	171,134	0.20	171,134	0.20
Tax benefit on foreign exchange loss	(1.8)	171,134	(0.01)	171,134	(0.01)
Non-GAAP adjusted net income	$13.8	171,134	$0.08	171,134	$0.08

For the Three Months Ended June 30, 2012

	Net Loss	Weighted-Average Basic Shares (000's)	$/Share	Weighted-Average Diluted Shares (000's)	$/Share
Net loss	$(14.8)	168,168	$(0.09)	168,168	$(0.09)
Add (Deduct):
Unrealized gain on common stock purchase warrants	(1.9)	168,168	(0.01)	168,168	(0.01)
Loss on foreign exchange	7.9	168,168	0.05	168,168	0.05
Tax benefit on foreign exchange loss	(1.8)	168,168	(0.01)	168,168	(0.01)
Non-GAAP adjusted net loss	$(10.6)	168,168	$(0.06)	168,168	$(0.06)

For the Six Months Ended June 30, 2013

	Net (Loss) Income	Weighted-Average Basic Shares (000's)	$/Share	Weighted-Average Diluted Shares (000's)	$/Share
Net loss	$(18.3)	170,440	$(0.11)	170,440	$(0.11)
Add (Deduct):
Loss on foreign exchange	54.2	170,440	0.32	170,440	0.32
Tax benefit on foreign exchange loss	(4.2)	170,440	(0.02)	170,440	(0.02)
Non-GAAP adjusted net income	$31.7	170,440	$0.19	170,440	$0.19

For the Six Months Ended June 30, 2012

	Net Loss	Weighted-Average Basic Shares (000's)	$/Share	Weighted-Average Diluted Shares (000's)	$/Share
Net loss	$(13.7)	168,111	$(0.08)	168,111	$(0.08)
Add (Deduct):
Unrealized gain on common stock purchase warrants	(1.8)	168,111	(0.01)	168,111	(0.01)
Loss on foreign exchange	1.3	168,111	0.01	168,111	0.01
Tax benefit on foreign exchange loss	(0.2)	168,111	—	168,111	—
Non-GAAP adjusted net loss	$(14.4)	168,111	$(0.08)	168,111	$(0.08)

Cash Cost per Pound Produced, Weighted-Average Cash Cost per Pound Produced and Average Realized Sales Price per Pound Sold
Cash cost per pound produced, weighted-average cash cost per pound produced and average realized sales price per pound sold are considered key measures by management in evaluating the Company's operating performance. Cash cost per pound produced, weighted-average cash cost per pound produced and average realized sales price per pound sold are not measures of financial performance, nor do they have a standardized meaning prescribed by US GAAP and may not be comparable to similar measures presented by other companies. Management uses these measures to evaluate the operating performance at each of its mines, as well as on a consolidated basis, as measures of profitability and efficiency. Management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate the Company's performance using the same measures as those used by management and, as a result, the investor is afforded greater transparency in assessing the Company's financial performance. Non-GAAP financial measures should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with US GAAP.
Cash cost per pound produced represents the mining (including all stripping costs), milling, mine site administration, roasting and packaging costs for molybdenum oxide and HPM produced at each mine in the period. Stripping costs represent the costs associated with the activity of removing overburden and other mine waste materials in the production phase of a mining operation. Stripping costs that provide access to mineral reserves that will be produced in future periods are expensed under US GAAP as incurred. Cash cost per pound produced excludes the effects of purchase price adjustments; the effects of changes in inventory; corporate allocations; stock-based compensation; other non-cash employee benefits and depreciation, depletion, amortization and accretion. Cash cost for the Thompson Creek Mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Thompson Creek Mine to the Langeloth Facility. The cash cost for the Endako Mine (75% share) in 2013 includes an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Endako Mine to the Langeloth Facility. The weighted-average cash cost per pound produced represents the cumulative total of the cash costs for the Thompson Creek Mine and the Endako Mine (75% share) divided by the cumulative total production from the Thompson Creek Mine and the Endako Mine (75% share).
The average realized sales price per pound sold represents molybdenum sales revenue divided by the pounds sold.
The following table provides a reconciliation of cash costs and cash cost per pound produced, by mine, and operating expenses included in the Company's Condensed Consolidated Statements of Operations and Comprehensive Loss in the determination of net loss. All figures within the tables are unaudited and are presented in US$ in millions, except shares and per share amounts.

	Three Months Ended June 30, 2013			Three Months Ended June 30, 2012
	Operating Expenses	Pounds Produced(1)	$/lb	Operating Expenses	Pounds Produced(1)	$/lb
	(in millions)	(000's lbs)		(in millions)	(000's lbs)
Thompson Creek Mine
Cash costs—Non-GAAP (2)	$23.5	4,418	$5.33	$34.2	2,544	$13.46
Add/(Deduct):
Stock-based compensation	0.3			—
Inventory and other adjustments	6.7			4.9
GAAP operating expenses	$30.5			$39.1
Endako Mine
Cash costs—Non-GAAP (2)	$25.1	2,107	$11.93	$25.8	1,575	$16.37
Add/(Deduct):
Stock-based compensation	0.1			0.1
Commissioning and start-up costs	—			2.9
Inventory and other adjustments	(3.7)			(0.3)
GAAP operating expenses	$21.5			$28.5
Other operations GAAP operating expenses (3)	$21.8			$43.0
GAAP consolidated operating expenses	$73.8			$110.6
Weighted-average cash cost—Non-GAAP	$48.7	6,525	$7.46	$60.0	4,119	$14.57

	Six Months Ended June 30, 2013			Six Months Ended June 30, 2012
	Operating Expenses	Pounds Produced(1)	$/lb	Operating Expenses	Pounds Produced(1)	$/lb
	(in millions)	(000's lbs)		(in millions)	(000's lbs)
TC Mine
Cash costs—Non-GAAP(2)	$48.3	10,347	$4.67	$69.6	5,966	$11.67
Add/(Deduct):
Stock-based compensation	0.5			0.1
Inventory and other adjustments	10.0			4.9
GAAP operating expenses	$58.8			$74.6
Endako Mine
Cash costs—Non-GAAP(2)	$45.8	3,868	$11.85	$47.7	2,577	$18.51
Add/(Deduct):
Stock-based compensation	0.2			0.3
Commissioning and start-up costs	—			5.2
Inventory and other adjustments	(8.9)			4.0
GAAP operating expenses	$37.1			$57.2
Other operations GAAP operating expenses(3)	$46.5			$78.4
GAAP consolidated operating expenses	$142.4			$210.2
Weighted-average cash cost—Non-GAAP	$94.1	14,215	$6.62	$117.3	8,543	$13.73

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(1)	Production pounds are molybdenum oxide and HPM from the Company's share of the production from the mines, but exclude molybdenum processed from purchased product.

(2)
Cash costs represent the mining (including all stripping costs), milling, mine site administration, roasting and packaging costs for molybdenum oxide and HPM produced in the period. Cash cost excludes: the effect of purchase price adjustments; the effects of changes in inventory; corporate allocations; stock-based compensation; other non-cash employee benefits; depreciation, depletion, amortization and accretion; and commissioning and start-up costs for the Endako mill. The cash cost for the Thompson Creek Mine, which only produces molybdenum sulfide and HPM on site, includes an estimated molybdenum loss (sulfide to oxide), an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Thompson Creek Mine to the Langeloth Facility. The cash cost for the Endako Mine (75% share) in 2013 includes an allocation of roasting and packaging costs from the Langeloth Facility and transportation costs from the Endako Mine to the Langeloth Facility.

(3)
Other operations represent activities related to the roasting and processing of third-party concentrate and other metals at the Langeloth Facility and exclude product volumes and costs related to the roasting and processing of Thompson Creek and Endako Mine concentrate. The Langeloth Facility costs associated with roasting and processing of Thompson Creek Mine and Endako Mine concentrate are included in their respective operating results above.

Additional information on the Company’s financial position is available in Thompson Creek’s Quarterly Report on Form 10-Q for the period ended June 30, 2013, which was filed today on EDGAR (www.sec.gov) and SEDAR (www.sedar.com) and posted on the Company’s website (www.thompsoncreekmetals.com).

Conference Call and Webcast

Thompson Creek will hold a conference call for analysts and investors to discuss its second quarter 2013 financial results on Thursday, August 8, 2013 at 8:30 am Eastern Time. Kevin Loughrey, Chairman and Chief Executive Officer, and Pamela Saxton, Executive Vice President and Chief Financial Officer, will be available to answer questions during the call.

To participate in the call, please dial 1 (888) 661-5157. A live audio webcast of the conference call will be available at https://www.visualwebcaster.com/event.asp?id=94982 and www.thompsoncreekmetals.com. An archived recording of the conference call/webcast will be available at 1 (888) 203-1112 (access code 6713783) from 11:30 a.m. ET on August 8, 2013 to 11:59 p.m. ET on August 15, 2013.

About Thompson Creek Metals Company Inc.
Thompson Creek Metals Company Inc. is a growing, diversified North American mining company. The Company's principal operating properties are its 100%-owned Thompson Creek Mine, an open-pit molybdenum mine and concentrator in Idaho, a 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia, and the Langeloth Metallurgical Facility in Pennsylvania. The Company is also in the process of constructing the Mt. Milligan Mine in British Columbia. Mt. Milligan is designed to be a conventional truck-shovel open-pit copper-gold mine. Mt. Milligan is expected to commence production in 2013. The Company's development projects include the Berg property, a copper, molybdenum, and silver exploration property located in British Columbia, the Davidson property, an underground molybdenum exploration property located in British Columbia, and the Maze Lake property, a joint venture gold exploration project located in the Kivalliq District of Nunavut, Canada. The Company's principal executive office is located in Denver, Colorado. More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains ''forward-looking statements'' within the meaning of the United States Private Securities Litigation Reform Act of 1995 Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities legislation. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "future," "plan," "may," "should," "will,"

"would," "will be," "will continue," "will likely result," and similar expressions. Our forward-looking statements include statements with respect to: future financial or operating performance of the Company or its subsidiaries and its projects; future inventory, production, sales, cash costs, capital expenditures and exploration expenditures; future earnings and operating results; expected concentrate and recovery grades; statements as to the projected development of Mt. Milligan and other projects, including expected production commencement dates; estimates of Mt. Milligan development costs; future operating plans and goals; and future molybdenum prices.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled "Risk Factors" in Thompson Creek's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors, currently unknown to us or deemed immaterial at the present time, that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly	Barbara Komorowski
Director, Investor Relations and Corporate Responsibility	Renmark Financial Communications Inc.
Thompson Creek Metals Company	Tel: (514) 939-3989
Tel: (303) 762-3526

THOMPSON CREEK METALS COMPANY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in millions, except share data)	June 30,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$402.8	$526.8
Accounts receivable	56.5	52.9
Accounts receivable-related parties	5.4	6.4
Product inventory	89.0	110.8
Material and supplies inventory	52.9	48.4
Prepaid expenses and other current assets	14.5	5.8
Income and mining taxes receivable	7.2	16.0
Restricted cash	24.4	37.1
	652.7	804.2
Property, plant, equipment and development, net	2,685.6	2,538.9
Restricted cash	5.7	5.7
Reclamation deposits	28.5	30.1
Other assets	28.6	31.3
	$3,401.1	$3,410.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$122.4	$128.5
Income, mining and other taxes payable	0.8	0.6
Current portion of long-term debt	16.0	16.6
Current portion of long-term capital lease obligations	20.6	14.1
Deferred income tax liabilities	6.3	5.9
Other current liabilities	12.7	13.8
	178.8	179.5
Gold Stream deferred revenue	768.6	669.6
Long-term debt	914.4	921.8
Long-term capital lease obligations	76.6	58.0
Other liabilities	4.5	5.3
Asset retirement obligations	35.2	36.6
Deferred income tax liabilities	109.9	137.5
	2,088.0	2,008.3
Commitments and contingencies
Shareholders' equity
Common stock, no-par, 171,214,297 and 168,726,984 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	1,027.9	1,017.9
Additional paid-in capital	227.2	233.8
Retained earnings	74.0	92.3
Accumulated other comprehensive (loss) income	(16.0)	57.9
	1,313.1	1,401.9
	$3,401.1	$3,410.2

THOMPSON CREEK METALS COMPANY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

(in millions, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
REVENUES
Molybdenum sales	$112.7	$109.6	$217.4	$219.2
Tolling, calcining and other	5.1	3.9	9.1	7.9
Total revenues	117.8	113.5	226.5	227.1
COSTS AND EXPENSES
Cost of sales
Operating expenses	73.8	110.6	142.4	210.2
Depreciation, depletion and amortization	17.5	11.5	30.3	31.1
Total cost of sales	91.3	122.1	172.7	241.3
Selling and marketing	2.7	2.2	5.0	4.1
Accretion expense	0.6	0.6	1.4	1.1
General and administrative	5.5	6.4	12.6	14.1
Exploration	0.5	0.6	0.6	1.4
Total costs and expenses	100.6	131.9	192.3	262.0
OPERATING INCOME (LOSS)	17.2	(18.4)	34.2	(34.9)
OTHER EXPENSE (INCOME)
Change in fair value of common stock purchase warrants	—	(1.9)	—	(1.8)
Loss on foreign exchange	34.8	7.9	54.2	1.3
Interest and finance fees	0.1	1.5	0.2	3.0
Interest income	(0.3)	(0.2)	(0.5)	(0.4)
Other	(0.2)	(0.1)	(0.2)	(0.4)
Total other expense	34.4	7.2	53.7	1.7
Loss before income and mining taxes	(17.2)	(25.6)	(19.5)	(36.6)
Income and mining tax expense (benefit)	2.0	(10.8)	(1.2)	(22.9)
NET LOSS	$(19.2)	$(14.8)	$(18.3)	$(13.7)
COMPREHENSIVE LOSS
Foreign currency translation	(47.8)	(35.0)	(73.9)	(7.6)
Total other comprehensive loss	(47.8)	(35.0)	(73.9)	(7.6)
Total comprehensive loss	$(67.0)	$(49.8)	$(92.2)	$(21.3)

NET LOSS PER SHARE
Basic	$(0.11)	$(0.09)	$(0.11)	$(0.08)
Diluted	$(0.11)	$(0.09)	$(0.11)	$(0.08)
Weighted-average number of common shares
Basic	171.1	168.2	170.4	168.1
Diluted	171.1	168.2	170.4	168.1

THOMPSON CREEK METALS COMPANY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
OPERATING ACTIVITIES
Net loss	$(19.2)	$(14.8)	$(18.3)	$(13.7)
Items not affecting cash:
Change in fair value of common stock purchase warrants	—	(1.9)	—	(1.8)
Depreciation, depletion and amortization	17.5	11.5	30.3	31.1
Accretion expense	0.6	0.6	1.4	1.1
Amortization of finance fees	—	0.5	—	1.2
Stock-based compensation	1.9	1.8	3.3	3.3
Product inventory write downs	6.9	12.6	11.6	20.9
Deferred income tax benefit	(3.6)	(11.4)	(10.3)	(22.7)
Unrealized loss on derivative instruments	—	0.5	—	2.1
Unrealized foreign exchange loss (gain)	34.7	3.7	54.3	(1.4)
Change in working capital accounts (Note 16)	6.4	(23.5)	(11.8)	(37.4)
Cash generated by (used in) operating activities	45.2	(20.4)	60.5	(17.3)
INVESTING ACTIVITIES
Capital expenditures	(119.5)	(193.3)	(274.6)	(381.2)
Capitalized interest payments	(27.5)	(13.1)	(35.4)	(13.1)
Restricted cash	(0.2)	9.2	11.2	11.9
Disposition of assets	0.2	—	0.2	—
Reclamation refunds	0.2	19.1	—	24.3
Cash used in investing activities	(146.8)	(178.1)	(298.6)	(358.1)
FINANCING ACTIVITIES
Proceeds from the Gold Stream Arrangement	37.0	45.0	99.0	90.0
Proceeds from senior unsecured note issuance	—	200.0	—	200.0
Proceeds from tangible equity units	—	220.0	—	220.0
Proceeds from sales leaseback transactions	10.5	—	37.8	—
Down payments on capital lease transactions	(1.9)	(0.4)	(4.6)	(0.4)
Repayments of sale leaseback obligations	(3.1)	—	(4.1)	—
Repayments of capital lease obligations	(1.5)	(0.8)	(4.0)	(0.8)
Repayments of long-term debt	(4.3)	(0.7)	(8.2)	(2.2)
Issuance costs related to equity portion of tangible equity units	—	(6.4)	—	(6.4)
Debt issuance costs	—	(8.2)	—	(8.2)
(Costs) proceeds from issuance of common shares, net	(0.2)	(1.4)	0.2	(0.9)
Cash generated by financing activities	36.5	447.1	116.1	491.1
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1.4)	(1.8)	(2.0)	(0.7)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(66.5)	246.8	(124.0)	115.0
Cash and cash equivalents, beginning of period	469.3	162.7	526.8	294.5
Cash and cash equivalents, end of period	$402.8	$409.5	$402.8	$409.5